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                                                                  EXHIBIT (e)(7)

                               INDEMNITY AGREEMENT

TO:  [NAME]

IN CONSIDERATION of your agreeing to act as a director of Emco Limited (the "Corporation") and for other good and valuable consideration, the Corporation hereby agrees as follows:

1. In this Agreement, "Indemnified Proceeding" means any civil, criminal or administrative action or proceeding to which you are made a party by reason of your being or having been a director of the Corporation or by reason of your being or having been, at the Corporation's request, a director or officer of any other body corporate of which the Corporation is or was a shareholder or creditor.

2. The Corporation shall indemnify you and save you harmless to the full extent permitted by law against all costs, charges and expenses (which includes amounts imposed by income tax authorities for expenses which are taxable benefits to you), and including any amount paid to settle an action or satisfy a judgment, reasonably incurred by you in respect of any Indemnified Proceeding provided:

     (a) you acted honestly and in good faith with a view to the best interest of the Corporation; and
     (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, you had reasonable grounds for believing that your conduct was lawful.

3. In respect of an Indemnified Proceeding by or on behalf of the Corporation or other body corporate of which the Corporation is or was a shareholder or creditor to procure judgment in its favour, the Corporation shall apply to the Ontario Court (General Division), or such other court as may have jurisdiction, for approval to indemnify you and save you harmless against all costs, charges and expenses (which includes amounts imposed by income tax authorities for expenses which are taxable benefits to you) reasonably incurred by you in connection with such Indemnified Proceeding provided:



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     (a)  you  acted  honestly  and in good  faith  with a view to the best interest of the Corporation; and
     (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, you had reasonable grounds for believing that your conduct was lawful.

4. Notwithstanding anything in this Agreement, the Corporation shall indemnify you and save you harmless against all costs, charges and expenses (which includes amounts imposed by income tax authorities for expenses which are taxable benefits to you) reasonably incurred by you in connection with the defence of any Indemnified Proceeding provided:

     (a) you are substantially successful on the merits in your defence of the action or proceeding;
     (b) you acted honestly and in good faith with a view to the best interest of the Corporation; and
     (c) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, you had reasonable grounds for believing that your conduct was lawful.

5. This Agreement shall not operate to abridge or exclude any other rights, in law or in equity, to which you may be entitled by operation of law or under any statute, by-law of the Corporation, agreement, vote of shareholders of the Corporation, vote of disinterested directors of the Corporation or otherwise.

6. This Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators, legal personal representatives and successors and assigns of each of the parties hereto.
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7. The Corporation confirms that it has purchased insurance in the amount of $15
Million (Cdn.) for your benefit against any liability incurred by you in your capacity as a director of the Corporation or as a director or officer of another body corporate where you act or acted in that capacity at the Corporation's request, subject to the restrictions set out in the Ontario Business
Corporations Act. The Corporation will maintain such insurance for your benefit in at least such amount, provided that such insurance is, in the opinion of the Board of Directors of the Corporation, readily obtainable at a reasonable premium. The Corporation will give you prior notice of the Corporation's intention to cancel such insurance for whatever reason.

8. You confirm that you have been advised, and have been provided with an opportunity, to seek independent legal advice with respect to this Agreement.

DATED as of the         day of                    , 199         .

                                  EMCO LIMITED


                               Per:
                                        ----------------------------
                                        Douglas E. Speers
                                        President and Chief Executive Officer


                               Per:
                                        ----------------------------
                                        Richard B. Grogan
                                        Vice President, Finance and
                                        Chief Financial Officer



AGREED AND ACCEPTED


                                        --------------------------
                                        [NAME]



I have obtained or freely and voluntarily waive my rights to consult with legal counsel of my choice with respect to this Agreement.



                                        ---------------------------
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                                        [NAME]